Exhibit (a)(2)

Amended Schedule A

SERIES AND CLASSES

Dated as of June 15, 2022

Series	Classes

HSBC U.S. Government Money Market Fund	A, C, D, E, I, Intermediary, Intermediary Service, Y and P
HSBC U.S. Treasury Money Market Fund	A, C, D, E, I, Intermediary, Intermediary Service, Y and P
HSBC ESG Prime Money Market Fund	D, I, Intermediary, Intermediary Service, Y and P
HSBC RadiantESG U.S. Smaller Companies Fund[1] (f/k/a HSBC Opportunity Fund)	A and C
HSBC RadiantESG U.S. Smaller Companies Fund[1] (Class I) (f/k/a HSBC Opportunity Fund (Class I)	I
HSBC RadiantESG U.S. Smaller Companies Portfolio[1] (f/k/a HSBC Opportunity Portfolio)	Master Portfolio

IN WITNESS WHEREOF, the Trustees named below do hereby make and enter into this Amended Schedule A to the Amended and Restated Agreement and Declaration of Trust of HSBC Funds as of the date first written above.

/s/ Marcia L. Beck	/s/ Susan C. Gause
Name: Marcia L. Beck	Name: Susan C. Gause
As Trustee and not individually	As Trustee and not individually

/s/ Susan S. Huang	/s/ Hugh T. Hurley, III
Name: Susan S. Huang	Name: Hugh T. Hurley, III
As Trustee and not individually	As Trustee and not individually

1 Such name effective on or about June 30, 2022.